Exhibit 99.3

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

UNITED RENTALS, INC.,	)
)
Plaintiff,	)	Civil Action No. 3360
)
v.	)
)
RAM HOLDINGS, INC., and	)
RAM ACQUISITION CORP.	)
)
Defendants.	)
)

VERIFIED COMPLAINT

          Plaintiff United Rentals, Inc. (“URI”) by its undersigned attorneys, alleges as follows:

NATURE OF THE ACTION

          1.         This is a case seeking enforcement of an explicit “Specific Performance” provision in the contract between the parties. URI brings this action to specifically enforce the terms of the July 22, 2007 “Agreement and Plan of Merger” among RAM Holdings, Inc., RAM Acquisition Corp. (collectively “RAM”) and United Rentals, Inc. (hereinafter referred to as the “Merger Agreement,” attached without exhibits as Exhibit A). RAM, which was created to acquire URI, is controlled by Cerberus Capital Management, L.P. (“Cerberus”), which is not a party to the Merger Agreement or this proceeding. Under the Merger Agreement, RAM committed to purchase all the common shares of URI for $34.50 per share, for a total transaction value, including the repayment or refinancing of URI’s existing debt, of approximately $7 billion. Despite having binding contracts with certain financial institutions committing to fund the transaction, and despite RAM’s obligations to consummate the merger in accordance with the terms of the Merger Agreement, RAM has refused to honor its obligations. The only reason RAM has given for its breach is that the credit markets have worsened and that it does not want to press its financing sources to honor their financing commitments. But the Merger Agreement explicitly provides that general conditions in the credit markets do not excuse RAM’s performance, and further explicitly requires RAM to avail itself of its committed financing. RAM thus is in material breach of the Merger Agreement, thereby triggering Section 9.10 thereof, entitled “Specific Performance,” which explicitly gives URI the right to obtain specific performance to compel RAM to draw on its committed financing and consummate the merger in accordance with the terms of the Merger Agreement. The present circumstances make enforcement of the Specific Performance provision precisely the right remedy.

          2.         In a letter dated November 14, 2007 (Exhibit B), delivered literally just days before the parties’ planned closing date for the merger, RAM stated that it will not “proceed with the acquisition of URI on the terms contemplated by the Agreement.” RAM went on to say that it was willing to renegotiate a new deal, presumably at a lower price, but barring reaching an agreement within a “matter of days,” it would be willing to pay URI the $100 million termination fee provided for in the Merger Agreement and walk away. But neither alternative is an option RAM has under the Merger Agreement. In refusing to proceed, RAM made no claim, nor could it, that URI had in any way breached any terms of the Merger Agreement. Indeed, RAM has expressly acknowledged that there has been no “Material Adverse Event” that might otherwise justify RAM’s refusal to proceed. As RAM knows, URI’s business is doing very well — its reported EBITDA for the third quarter ended September 30, 2007 was a quarterly record for URI. RAM simply wants to get that good business for less, and failing that, says it will pay $100 million and walk away. What RAM has ignored, however, is that RAM is not entitled to elect unilaterally to abandon its obligations under the Merger Agreement by paying the $100 million termination fee. Rather, the Merger Agreement provides that upon repudiation by RAM, as happened here on November 14th, only URI has the right to decide to terminate the Merger Agreement and collect the $100 million termination fee. Moreover, unless and until URI decides to take such steps (which it has not done), URI retains the right to seek specific performance under the Merger Agreement’s terms. Accordingly, without in any way waiving its right to terminate the Merger Agreement as a result of RAM’s material breach, URI is hereby seeking specific performance and stands ready and willing to consummate the merger.

          3.         In Section 9.10 of the Merger Agreement, entitled “Specific Performance,” “the parties agree[d] that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached.” RAM’s refusal to consummate the merger is a material breach of the Merger Agreement, which has caused URI irreparable harm. Therefore, in accordance with Section 9.10 of the Merger Agreement, which explicitly allows URI to seek specific performance in the event of a failure by RAM to draw down its committed financing, URI respectfully requests that this Court issue an Order for specific performance requiring RAM to draw down its committed financing and complete all other required steps to consummate the merger in accordance with the terms of the Merger Agreement.

          4.         In addition to the express terms of the Merger Agreement, the Court should also find cause to exercise its equitable powers and order specific performance based on facts suggesting that RAM sought to further its expressed desire to buy URI for less, by driving URI’s stock price down. Upon information and belief, it appears that RAM had its November 14, 2007 letter, or the contents thereof, leaked to the financial press, the obvious effect of which would be, and was, to drive down the price of URI stock. On November 14, 2007, URI’s stock opened at $34.37 per share, just 13 cents below the price RAM had agreed to pay. Beginning that morning, stories began circulating to the effect that RAM was considering withdrawing from the merger. Many of the stories cited “sources close to the deal.” Upon information and belief, there is no one other than RAM that would have been the source for these stories. By the end of the trading day on November 14th, URI stock had fallen over 30%, to $23.50 per share, $10.87 less than the opening price, destroying more than $1.2 billion of URI’s $4 billion market capitalization. On information and belief, RAM’s intention was, and still is, to pressure the board of directors of URI to accept a reduced price. Indeed, over the next two days, a senior executive of RAM offered to buy URI at a substantially reduced price, saying in substance that their reduced price should be attractive in light of the dramatically decreased market price for URI’s stock. URI’s board promptly responded by demanding compliance with the terms of the Merger Agreement. RAM’s actions, which have caused enormous harm to URI and its stockholders, are reflective of RAM’s bad faith, which is an additional reason for the Court to order RAM to specifically perform the terms of the Merger Agreement.

THE PARTIES

          5.         URI is a Delaware corporation with its principal place of business in Greenwich, Connecticut. It is a public company founded in 1997 and its stock is traded on the New York Stock Exchange. URI is the largest equipment rental company in the world based on revenue ($3.64 billion in 2006). Its business encompasses an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and one location in Mexico. The company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others.

          6.         Defendant RAM Holdings, Inc. is a Delaware corporation with its principal executive offices in New York, New York. RAM Holdings, Inc. was formed solely for the purpose of entering into the Merger Agreement and related documentation and for effectuating the merger and other transactions contemplated thereby.

          7.         Defendant RAM Acquisition Corp. is a Delaware corporation and a direct wholly-owned subsidiary of defendant RAM Holdings, Inc. RAM Acquisition Corp. was formed solely for the purpose of entering into the Merger Agreement and related documentation and for effectuating the merger and other transactions contemplated thereby. The Merger Agreement provides that, upon consummation of the merger, RAM Acquisition Corp. will merge with and into URI and will cease to exist, with URI continuing as the surviving corporation owned by RAM Holdings, Inc.

FACTUAL ALLEGATIONS

          8.         In the Spring of 2007, URI’s board of directors decided to explore strategic alternatives to maximize stockholder value, including by soliciting offers from third parties to buy the company. After an exhaustive sale effort that lasted several months, RAM presented the highest offer, and the board of directors authorized URI to execute the Merger Agreement, which it did.

          9.         Under the Merger Agreement, at closing URI is to become a private company, controlled by Cerberus and its affiliates. In the Merger Agreement, RAM committed to pay URI’s common stockholders $34.50 per share in cash. The Merger Agreement also provided specific prices for the acquisition of URI’s preferred stock.

          10.       In Section 3.1 of the Merger Agreement, URI represented that it was in good standing and able to consummate the merger pursuant to the Merger Agreement’s terms, and warranted that it would continue to carry on its business in such a way that would allow it to consummate the merger pursuant to those terms.

          11.       URI has fully complied with all its obligations under the Merger Agreement. No provision of the Merger Agreement that would permit RAM to terminate that agreement has been triggered, nor has any breach by URI ever been asserted by or on behalf of RAM.

          12.       RAM represented that it too was able and willing to consummate the merger pursuant to the terms of the Merger Agreement. With respect to a key element of financing, RAM represented that it had secured the necessary facilities to finance the merger as contemplated by the Merger Agreement’s terms. When the Merger Agreement was executed, difficulties and uncertainty had already emerged in the financing markets. In recognition of this environment, the parties expressly excluded market changes as a “Material Adverse Event” (Section 3.1 of the Merger Agreement), and RAM additionally agreed that it would obtain committed backup financing in the event it could not raise the requisite debt financing through a public or private sale of debt securities. And, according to RAM’s representations in the Merger Agreement, RAM arranged that committed financing in the form of committed bridge financing facilities of up to $4 billion. Specifically, RAM represented in Section 4.7:

Parent [RAM Holdings, Inc.] has delivered to the Company [URI] true and complete copies of (i) the commitment letter, dated as of July 22, 2007, between Parent and Banc of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Credit Suisse, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Lehman Brothers Inc., Lehman Brothers Commercial Bank and Lehman Brothers Commercial Paper Inc. (the “Debt Financing Commitments”), pursuant to which Bank of America, N.A., Banc of America Bridge LLC, Credit Suisse, Morgan Stanley Senior Funding, Inc., Lehman Brothers Commercial Bank and Lehman Brothers Commercial Paper Inc. have agreed to lend the amounts (which may include up to $4,000,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of high yield securities in a comparable amount (the “High Yield Financing”) is not consummated) set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) the equity commitment letter, dated as of July 22, 2007, between Parent and Cerberus Capital Management, L.P. (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Cerberus Capital Management, L.P. has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Merger Sub and the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments or that relate to market “flex” provisions. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all estimated related fees and expenses, including payment of all amounts required to be paid by or on behalf of Parent as contemplated by Article II of this Agreement and any required refinancings or repayments of existing indebtedness.

          13.       Concurrently with the execution of the Merger Agreement, RAM duly provided URI with the referenced equity and debt commitment letters, which, indeed, provided for all funds necessary to finance the merger and related transactions.

          14.       Under Section 6.10 of the Merger Agreement, RAM agreed to use reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitment letters that are referenced in the Merger Agreement, including, but not limited to, consummating the financing at or prior to the closing. As described herein, despite having bank commitments to fund the closing of this transaction, RAM has refused to do so, thereby breaching the Merger Agreement and entitling URI to specific performance requiring RAM to draw down the committed financing and consummate the merger.

          15.       Pursuant to Section 6.8 of the Merger Agreement, each party further agreed to use its reasonable best efforts to consummate the merger and other related transactions contemplated by the Merger Agreement. URI has fully complied with this provision, but as stated above, RAM has refused to draw down the financing and repudiated its obligation to proceed with the merger, and has thus breached this provision.

          16.       The Merger Agreement contemplated the possibility of this breach, and spelled out the remedy. Section 9.10, entitled “Specific Performance,” provides:

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, (a) . . . [RAM] shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by . . . [URI] and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity and (b) . . . [URI] shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by . . . [RAM] or to enforce specifically the terms and provisions of this Agreement and Guarantee to prevent breaches of or enforce compliance with those covenants of . . . [RAM] that require . . . [RAM] to (i) use its reasonable best efforts to obtain the Financing and satisfy the conditions to closing set forth in . . .

[the Merger Agreement], . . . and (ii) consummate the transactions contemplated by this Agreement, if in the case of this clause (ii), the Financing . . . is available to be drawn down by . . . [RAM Holdings, Inc.] pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of . . . [RAM] refusing to do so in breach of this Agreement. The provisions of this Section 9.10 shall be subject in all respects to Section 8.2(e) hereof, which Section shall govern the rights and obligations of the parties hereto (and of the Guarantor, the Parent Related Parties, and the Company Related Parties) under the circumstances provided therein.

          17.       Thus, in the event that the financing is available, as it is here, but RAM nevertheless refuses to draw down the financing, as has now happened, URI has the right to obtain specific performance by RAM, requiring it to draw down the financing and to consummate the merger according to the terms of the Merger Agreement.

          18.       RAM implied in its November 14, 2007 letter that this explicit contractual provision, headed “Specific Performance,” has no force and effect because of language in Section 8.2(e) of the Merger Agreement. But RAM is incorrect. As reflected in the language of the Merger Agreement itself, and as described in the Proxy Statement that RAM and its counsel reviewed and signed off on, Section 8.2(e) limits rights to equitable relief only in the event that the Merger Agreement has been terminated. URI has the right to terminate the Merger Agreement pursuant to Section 8.1(d)(i) or (ii), but has not done so. Under certain circumstances, RAM has the right to terminate the Merger Agreement pursuant to Section 8.1(e)(i) or (ii), but those circumstances do not exist and RAM has not claimed they do. Since neither URI nor RAM has terminated the Merger Agreement, it remains in effect and URI has the explicit contractual right to specific performance requiring RAM to consummate the Merger.

POST-AGREEMENT EVENTS

          19.       On July 23, 2007, prior to the opening of trading on the NYSE, URI issued a press release announcing the anticipated merger.

          20.       On September 19, 2007, URI filed a Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 stating that URI’s board of directors had approved the Merger Agreement, and that if the merger were completed, the stockholders would be entitled to receive $34.50 in cash for each share of URI’s common stock that they own. The Proxy Statement further disclosed that RAM would acquire URI’s preferred stock at certain stated prices.

          21.       In the Proxy Statement, the board of directors advised the stockholders that the merger and the Merger Agreement “are advisable, fair to and in the best interests of the Company and its stockholders[,]” and recommended that each stockholder vote for the merger. Specifically, the board cited the “the current and historical market prices of the common stock, and the fact that the $34.50 per share to be paid for each share of the common stock in the merger represents a premium of 25.2% over the closing price of $27.55 per share on April 9, 2007, the last trading day before the Company announced that it was exploring strategic alternatives, and a premium of 25.3% to the average closing price for the one-year period ended April 9, 2007.” In addition, the board cited “the fact that the merger consideration is all cash, so that the transaction will allow the Company’s stockholders to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares.” The Proxy Statement further stated: “We anticipate completing the merger during the last quarter of 2007.”

          22.       The URI Proxy Statement set forth Section 9.10 of the Merger Agreement, URI’s right to specific performance. As the Proxy Statement describes in a section headed “Specific Performance,” URI has the right to obtain specific performance requiring RAM to consummate the merger in accordance with the terms of the Merger Agreement in the event that RAM fails to draw down its financing. That section also explains that the Specific Performance rights are “subject to the rights and obligations of the parties relating to receipt of the termination fee, as described above under ‘Fees and Expenses’ under the circumstances described therein.” As the “Fees and Expenses” section of the Proxy Statement describes, the only circumstances under which the termination fee was to be paid was in the event the Merger Agreement is “terminated.” This description of the parties’ rights was reviewed by RAM and its counsel, and at no time did they object to the inclusion of that Section in the Proxy Statement or seek to modify its language.

          23.       After review by RAM and required filings with the Securities and Exchange Commission, the Proxy Statement was distributed to URI’s stockholders. A stockholders meeting was duly called and held on October 19, 2007 at which time the stockholders overwhelmingly approved the merger.

          24.       From the time of the execution of the Merger Agreement on July 22, 2007 to November 14, 2007, URI and RAM representatives worked closely together to streamline the business and proceed toward consummation of the merger. For example, RAM placed a large team in URI’s Greenwich headquarters, reviewed all of URI’s business operations, sat in on numerous budget and strategic planning meetings, reviewed detailed financial and management reports, and made numerous suggestions about how to operate URI after the merger. RAM hired valuation, auditing, employment, environmental and real estate consultants who analyzed the business and generated favorable projections for URI’s future profits and cash flows, analyses RAM shared with outside rating agencies and others.

          25.       RAM representatives made significant demands on the time and energy of URI employees, requiring them to attend meetings, respond to massive data requests and work on issues and initiatives that RAM wished to pursue after consummation of the merger.

          26.       RAM representatives met with virtually all of URI’s management employees both at headquarters and throughout the company, including regional offices and retail branches. RAM representatives also accompanied URI employees on visits to major clients and suppliers, and met with major rating agencies and potential investors to market the debt that would be issued in connection with the merger.

          27.       In all these meetings, RAM’s representatives led all participants, both within and outside URI, to believe that RAM fully intended to complete the merger on the terms stated in the Merger Agreement.

          28.       On August 31, 2007, RAM wrote a letter to URI stating that “prompted by our concerns about recent unanticipated developments in the credit and financial markets”, it wanted to discuss renegotiating the price. URI promptly responded on September 6, 2007 that “there is no basis for any discussion regarding changes to the merger agreement” and reminded RAM that developments in the markets had been “expressly carved out of the merger agreement” as a Material Adverse Event in Section 3.1 of the Merger Agreement.

          29.       RAM responded to URI’s letter by dropping the subject and vigorously continuing to move forward toward consummating the transaction. RAM’s transaction team continued to work daily, for very long hours, at URI’s headquarters and elsewhere.

          30.       Approval of the Merger Agreement, which occurred at the URI stockholders meeting on October 19, 2007, was the last significant condition under the Merger Agreement to closing of the merger (other than customary officer certificates). However, the Merger Agreement contemplated that closing did not have to occur until RAM had been afforded a “marketing period” of up to (and including) 25 business days to market and syndicate its acquisition financing.

          31.       URI’s board of directors had specifically refused to enter into a merger agreement that had a financing condition to close. Accordingly, RAM’s syndication of its committed financing, or the conduct of a successful marketing period, were expressly excluded as conditions to closing of the merger in the Merger Agreement.

          32.       With URI’s continued complete cooperation, the parties and their respective attorneys took all the necessary steps to put in place marketed financing. This included URI causing to be launched, at RAM’s instructions, debt tender offers intended to retire approximately $1.9 billion of URI’s outstanding public debt. Contingent upon closing of the merger, the debt tender offers to date have received tenders for approximately 99% of this amount.

          33.       URI also cooperated in the marketing activities by accelerating, at RAM’s request, the release of its third quarter 2007 earnings to October 31, 2007, so that URI’s strong financial performance for the period could be used in conjunction with RAM’s efforts to market the debt.

          34.       In connection with URI’s earnings release, RAM agreed it was appropriate to disclose to the market the expectation that the closing of the merger would occur “on or about November 16, 2007.” This time table was also included in RAM’s debt marketing documents.

          35.       Senior representatives of both RAM and URI made rating agency and “roadshow” presentations and attended investor meetings. Throughout these presentations and meetings, RAM’s representatives touted the strength and performance of URI, as well as its ability to generate strong cash flows to service debt, even in an economic downturn.

          36.       In all of the above-described activities, RAM aggressively led everyone, both within and outside URI, to believe that RAM was going to complete the merger on the terms stated in the Merger Agreement.

RAM’S BREACH

          37.       On November 12, 2007, at a meeting conducted by Stephen A. Feinberg, the head of Cerberus, and RAM’s President, Steven F. Mayer, RAM raised with representatives of URI’s investment bank the continuing deterioration in the credit market and the possibility of renegotiating the price. In doing so, RAM explicitly acknowledged that there had been no

“Material Adverse Event” that would warrant their not proceeding to consummate the merger. RAM said it would need to draw on its committed bridge financing facilities, but in the current credit markets it was not prepared to impair relationships with RAM’s financing sources by forcing them to fund, even though the Merger Agreement required it to do so. In other words, RAM said it did not want to take precisely the step – i.e. drawing down the committed financing – that the parties had agreed in the Merger Agreement would be the proper and requisite response if the credit markets would not provide the needed financing. Upon being informed of the conversation, URI’s board of directors rejected RAM’s suggestion, and based on the experience of late August, fully expected that RAM would continue moving forward as it had before. URI soon learned, however, that RAM was no longer prepared to honor its contractual obligations.

          38.       Thus, by letter dated November 14, 2007, RAM’s President wrote the General Counsel of URI stating that defendants were not willing “to proceed with the acquisition of URI on the terms contemplated by the Agreement.”

          39.       Taking liberties with the actual terms of the Merger Agreement, the November 14, 2007 letter stated:

          As you know, as part of the negotiations of the Agreement and the ancillary documentation, the parties agreed that our maximum liability in the event that we elected not to consummate the transaction would be payment of the Parent Termination Fee (as defined in the Agreement) in the amount of $100 million. This aspect of the transaction is memorialized in, among other places, Section 8.2(e) of the Agreement . . . .

          In light of the foregoing, and after giving the matter careful consideration, this is to advise that Parent and Merger Sub are not prepared to proceed with the acquisition of URI on the terms contemplated by the Agreement.

          Given this position and the rights and obligations of the parties under the Agreement and the ancillary documentation, we see two paths forward. If URI is interested in exploring a transaction between our companies on revised terms, we would be happy to engage in a constructive dialogue with you and representatives of your choosing at your earliest convenience. We could be available to meet in person or telephonically with URI and its representatives for this purpose immediately. In order to pursue this path, we would need to reach resolution on revised terms within a matter of days.

          If, however, you are not interested in pursuing such discussions, we are prepared to make arrangements, subject to appropriate documentation, for the payment of the $100 million Parent Termination Fee.

We look forward to your response.

          40.       RAM’s refusal to consummate the merger in accordance with the terms of the Merger Agreement is a material breach of the Merger Agreement, including, but not limited, to Sections 6.8 and 6.10 thereof.

          41.       Further, RAM’s letter evinces either a fundamental misunderstanding, or a deliberate misconstruction, of the termination provisions of the Merger Agreement and the parties’ rights thereunder.

          42.       Under the present circumstances, Section 8.2 allows RAM to avoid its obligation to perform under the Merger Agreement in return for payment of the $100 million termination fee to URI only in the event that the Agreement is terminated. URI may elect to terminate the Agreement pursuant to Section 8.1(d)(i) or (ii), but that has not happened. RAM may have the right to terminate under certain circumstances, but those do not exist and RAM has not suggested that they do. Thus the Agreement has not been terminated. Contrary to RAM’s suggestion in its November 14, 2007 letter, Section 8.2’s express terms do not allow RAM to abandon its obligations to close the merger under the Merger Agreement merely by paying the $100 million termination fee. URI alone holds the option to declare a termination because of RAM’s failure to draw down the financing, as reflected in the commitment letters, and consummate the merger.

          43.       URI reserves any and all rights to terminate the Merger Agreement pursuant to Section 8.1 of the Merger Agreement or otherwise, but it has not elected to do so at this time pending its pursuit of its express right to specific performance under the provisions of the Merger Agreement.

          44.       URI seeks specific performance from this Court ordering RAM Holdings, Inc. to draw down the financing provided for in the commitment letters and, once drawn, together with RAM Acquisition Corp., to consummate the merger in accordance with the terms of the Merger Agreement.

THE DISCLOSURE OF RAM’S CHANGE OF HEART TO THE FINANCIAL PRESS

          45.       RAM has expressed its desire to renegotiate the price of acquiring URI, and has offered URI a price dramatically below the contract price. Upon information and belief, in furtherance of its desire to acquire URI for less, it appears that RAM sought to improve its bargaining position on November 14, 2007, by having its November 14, 2007 letter, or the contents thereof, leaked to the financial press, the obvious effect of which would be, and was, to drive down the price of URI stock to substantially below the $34.50 per share price RAM had contracted to pay.

          46.       Reuters News Agency published several stories throughout the day on November 14, 2007 indicating that RAM did not intend to consummate the merger in accordance with the terms of the Merger Agreement. Upon information and belief, there is no one other than RAM that would have been the source for these stories.

          47.       On information and belief, the disclosure to the financial press of RAM’s change of heart was intended to manipulate, and had the effect of depressing, the trading price of URI’s common stock.

          48.       By the end of the day on November 14th, the price of URI’s shares had fallen over 30%, to $23.50 per share, $10.29 less than the opening price, destroying more than $1.2 billion of URI’s $4 billion market capitalization.

          49.       On information and belief, RAM’s intention has been, and still is, to put pressure on the board of directors of URI to accept a price below $34.50 per share. Indeed, over the next two days, a senior executive of RAM offered to buy URI at a substantially reduced price, saying in substance that their reduced price should be attractive in light of the dramatically decreased market price for URI’s stock. URI’s board responded by demanding compliance with the terms of the Merger Agreement.

          50.       RAM’s actions have caused enormous harm to URI and its stockholders and violated RAM’s duty of good faith to comply with the terms of the Merger Agreement, which is an additional reason to order specific performance requiring RAM to consummate the merger.

CAUSE OF ACTION

(Specific Performance)

          51.       URI hereby repeats and realleges the allegations contained in paragraphs 1 through 50 above as if fully set forth herein.

          52.       URI, RAM Holdings, Inc. and RAM Acquisition Corp. entered into the Merger Agreement, which is attached without exhibits as Exhibit A.

          53.       Among other things, RAM Holdings, Inc. and RAM Acquisition Corp. agreed pursuant to the Merger Agreement that they would use their reasonable best efforts to consummate the merger in accordance with the terms of said Agreement.

          54.       RAM Holdings, Inc.’s unexcused and unequivocal refusal to draw down on its commitment letters and, together with RAM Acquisition Corp., consummate the merger in accordance with the terms of the Merger Agreement is a material breach of said Agreement, including, but not limited, to Section 6.8 and Section 6.10 thereof.

          55.       In Section 9.10 of the Merger Agreement entitled “Specific Performance”, URI and RAM expressly recognized and agreed that “irreparable damage would occur” if the Merger Agreement were not performed according to its terms.

          56.       Pursuant to Section 9.10 of the Merger Agreement, RAM should be ordered to consummate the merger.

          57.       URI has no adequate remedy at law.

          WHEREFORE, URI respectfully requests that this Court enter judgment in its favor and against RAM Holdings, Inc. and RAM Acquisition Corp. as follows:

          A.          Awarding URI specific performance of the Merger Agreement, requiring RAM Holdings, Inc. to draw down on the financing available to it under its commitment letters and, together with RAM Acquisition Corp., to consummate the merger in accordance with the terms of the Merger Agreement;

B. Awarding URI its attorneys’ fees and costs in connection with bringing this action; and

C. Awarding URI such other and further relief as this Court may deem proper.

ROSENTHAL, MONHAIT & GODDESS, P.A.

Norman M. Monhait (Del. Bar No. 1040)
919 Market Street, Suite 1401
P.O. Box 1070
Wilmington, DE 19899-1070
(302) 656-4433
Attorneys for Plaintiff

OF COUNSEL:

Leslie A. Lupert
Thomas A. Brown II
Timothy D. Sini
ORANS, ELSEN & LUPERT LLP
875 Third Avenue, 28th Floor
New York, NY 10022
(212) 586-2211

Roger E. Schwed, Esq.
General Counsel
UNITED RENTALS, INC.
5 Greenwich Office Park
Greenwich, CT 06831

Dated: November 19, 2007